Exhibit 99

Manning & Napier, Inc. Reports First Quarter 2019 Earnings Results

FAIRPORT, NY, April 30, 2019 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or the "Company”) today reported 2019 first quarter results for the period ended March 31, 2019.
Summary Highlights
•Assets under management ("AUM") at March 31, 2019 were $21.1 billion, compared to $20.2 billion at December 31, 2018
•Revenue for the first quarter was $34.8 million, a decrease of 18% and 7% from the first and fourth quarters of 2018, respectively
•First quarter income before taxes was $3.2 million; the net income attributable to Manning & Napier, Inc. for the first quarter was $0.6 million, or $0.03 per diluted share
•On a non-GAAP basis, as defined in the Non-GAAP Financial Measures section below, economic net income for the quarter was $2.2 million, or $0.03 per adjusted share
•The Company completed the final stage of the firm’s multi-year mutual fund fee restructure initiative to improve the competitive positioning of our mutual fund offerings
•The Company's Board of Directors declared a quarterly dividend of $0.02 per share of Class A common stock at its March 2019 board meeting

"Our rigorous, research-driven approach to asset allocation, sector and security selection, and disciplined risk management processes provide clients with a portfolio that is well-positioned for market fluctuations. This dynamism and flexibility was apparent in our ability to keep up in a strong up market in the first quarter, after broadly outperforming during the difficult fourth quarter of 2018," observed Marc Mayer, Chief Executive Officer of Manning & Napier.

Mr. Mayer went on to say, "We have been conducting a strategic review to identify areas where we can optimize our business. This has confirmed that our fiduciary, client-centric culture and disciplined investment processes are as strong as ever, but that we have an opportunity to refine and enhance our wealth and investment management capabilities, modernize our technological infrastructure, and improve execution across our platform to generate more competitive solutions for our clients and improve our financial results. These areas for improvement have our full attention, and we look forward to updating you further as we progress on those initiatives."
First Quarter 2019 Financial Review
Manning & Napier reported first quarter 2019 revenue of $34.8 million, a decrease of 18% from revenue of $42.2 million reported in the first quarter of 2018, and a decrease of 7% from revenue of $37.4 million reported in the fourth quarter of 2018. The decline in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $20.7 billion, a 15% and 4% decrease from average AUM for the first quarter of 2018 and the fourth quarter of 2018, when average AUM was $24.3 billion and $21.5 billion, respectively. Revenue as a percentage of average AUM was 0.68% for the first quarter of 2019, compared to 0.70% and 0.69% for the first quarter of 2018 and the fourth quarter of 2018, respectively.
Operating expenses for the first quarter 2019 were $33.5 million, a decrease of $1.5 million, or 4%, compared with the first quarter of 2018, and an increase of $1.4 million, or 4%, compared with the fourth quarter of 2018.

Compensation and related costs were $21.4 million for the first quarter of 2019, a decrease of $2.3 million, or 10%, compared with the first quarter of 2018 and an increase of $2.6 million, or 14%, compared with the fourth quarter of 2018. The decrease in the current quarter compared to the first quarter of 2018 was driven by a 14% decrease in average workforce and lower variable incentive costs as a result of the reduction in AUM, partially offset by an increase in share-based compensation and employee severance costs. The increase in the current quarter compared to the fourth quarter of 2018 was driven by share-based compensation, higher compensation accruals for our investment team resulting from investment performance and changes in executive team compensation. The increase in share-based compensation compared to both periods is due to the timing of equity award grants. As a percentage of revenue, compensation and related costs for the first quarter of 2019 were 62%, compared with 56% for the first quarter of 2018 and 50% for the fourth quarter of 2018.
Distribution, servicing and custody expenses for the first quarter of 2019 decreased by $1.0 million, or 21%, compared with the first quarter of 2018 and by $0.6 million, or 14%, compared with the fourth quarter of 2018. The decrease in distribution, servicing and custody expense resulted from decreases in average mutual fund and collective trust AUM which decreased by 19% when compared to the first quarter of 2018 and by 7% when compared to the fourth quarter of 2018.
Other operating costs increased by $1.9 million, or 29%, compared with the first quarter of 2018, and decreased by $0.6 million, or 7%, compared with the fourth quarter of 2018. The increase compared to the first quarter of 2018 is driven by the $2.1 million operating gain reflected in the first quarter of 2018 related to the Company's sale of Rainier U.S. mutual funds, which offset other operating costs in the first quarter of 2018. As a percentage of revenue, other operating costs for the first quarter of 2019 were 24% compared to 15% for the first quarter of 2018 and 24% for the fourth quarter of 2018.
Operating income was $1.3 million for the quarter, a decrease of $5.9 million, or 82%, from the first quarter of 2018 and a decrease of $4.0 million, or 76%, from the fourth quarter of 2018. Operating margin was 4% for the first quarter of 2019, compared with 17% for the first quarter of 2018 and 14% for the fourth quarter of 2018.
Non-operating income was $1.9 million for the quarter, compared to $0.5 million and $0.7 million reported for the first quarter of 2018 and fourth quarter of 2018, respectively. The first quarter of 2019 includes $0.8 million of interest and dividend income, compared to $0.5 million and $1.0 million for the first quarter of 2018 and fourth quarter of 2018, respectively. In addition, non-operating income for the first quarter of 2019 includes $0.9 million of net gains on investments held by the Company, compared to net losses of $0.2 million and $1.3 million in the first quarter of 2018 and fourth quarter of 2018, respectively. Also included in non-operating income was income of $0.2 million in the first quarter of 2019, $0.3 million in the first quarter of 2018, and $0.9 million in the fourth quarter of 2018 related to changes in the Company's expected tax benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group, LLC and the corresponding decrease in the payment of such benefits.
Income before taxes was $3.2 million for the first quarter of 2019, compared to $7.8 million in the first quarter of 2018, a 59% decrease, and $5.9 million in the fourth quarter of 2018, a 47% decrease. Provision for income taxes was $0.2 million for first quarter 2019, a decrease of $0.2 million compared to the first quarter of 2018 and a decrease of $1.2 million compared to the fourth quarter of 2018.
Net income attributable to the controlling and the non-controlling interests for the first quarter of 2019 was $2.9 million, compared to $7.3 million in the first quarter of 2018 and $4.5 million in the fourth quarter of 2018. Net income attributable to Manning & Napier, Inc. for the first quarter of 2019 was $0.6 million, or $0.04 per basic and $0.03 per diluted share, compared to $1.2 million, or $0.08 per basic and $0.07 per diluted share, in the first quarter of 2018 and $0.4 million, or $0.03 per basic and diluted share, in the fourth quarter of 2018 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributable to the other members of Manning & Napier Group, LLC.
As defined in the Non-GAAP Financial Measures section below, the Company uses economic net income and economic net income per adjusted share to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported first quarter 2019 economic net income of $2.2 million, or $0.03 per adjusted share, compared to $5.6 million, or $0.07 per adjusted share, in the first quarter of 2018 and $3.5 million, or $0.04 per adjusted share, in the fourth quarter of 2018.
Assets Under Management
As of March 31, 2019, AUM was $21.1 billion, an increase of 5% from $20.2 billion as of December 31, 2018 and a decrease of 10% from $23.4 billion as of March 31, 2018. The composition of the Company's AUM across portfolios as of March 31, 2019 was 66% in blended assets, 29% in equity, and 5% in fixed income, compared to 67% in blended assets, 27% in equity, and 6% in fixed income at December 31, 2018, and 64% in blended assets, 31% in equity, and 5% in fixed income at March 31, 2018.
Since December 31, 2018, AUM increased by nearly $1.0 billion. This increase in AUM was attributable to approximately $1.8 billion in market appreciation, partially offset by net client outflows of approximately $0.9 billion. The net client outflows of $0.9 billion consisted of separately managed account net outflows of approximately $0.3 billion as well as mutual fund and collective investment trust net outflows of approximately $0.5 billion. The annualized separate account retention rate for the three months ended March 31, 2019 was 92%, compared to 89% for the rolling 12 months ended March 31, 2019.
When compared to March 31, 2018, AUM decreased by approximately $2.3 billion from $23.4 billion, including decreases of approximately $1.3 billion, or 8%, in separate account AUM and approximately $1.0 billion, or 13%, in mutual fund and collective investment trust AUM. The $2.3 billion decrease in AUM from March 31, 2018 to March 31, 2019 was attributable to net client outflows of approximately $3.0 billion, partially offset by market appreciation of approximately $0.7 billion. The net client outflows of $3.0 billion consisted of $1.9 billion of net outflows for separate accounts and $1.1 billion of net outflows for mutual funds and collective investment trusts.
Balance Sheet
Cash and cash equivalents were $54.3 million, and investments, including short-term investments and seeded products were $88.1 million as of March 31, 2019, compared to $59.6 million and $91.2 million, respectively, as of  December 31, 2018. The decrease in cash and cash equivalents during the quarter was driven primarily by the timing of accrued incentive compensation payments.
During the quarter ended March 31, 2019, Manning & Napier Group, LLC distributed $2.0 million in cash to its members, and the Company declared a first quarter dividend of $0.02 per share of Class A common stock. As of March 31, 2019, the Company had no debt.
Conference Call
Manning & Napier will host a conference call to discuss its 2019 first quarter financial results on Tuesday, April 30, 2019, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 5473595. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through May 7, 2019. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 5473595. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.
Non-GAAP Financial Measures
To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Management uses economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s income before tax provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 29.0%, 41.9% and 27.5% for the three-month periods ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively, reflecting assumed federal, state and local income taxes.
Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC, weighted average unvested restricted stock units, weighted average unvested restricted stock awards and weighted average vested stock options are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 356 employees as of March 31, 2019.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Sean Silva
Prosek Partners
212-279-3115
ssilva@prosek.com
Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Revenues
Management Fees
Separately managed accounts	$21,475	$23,057	$25,355
Mutual funds and collective investment trusts	8,228	8,856	10,980
Distribution and shareholder servicing	2,624	2,904	3,178
Custodial services	1,745	1,753	1,922
Other revenue	725	869	789
Total revenue	34,797	37,439	42,224
Expenses
Compensation and related costs	21,448	18,841	23,773
Distribution, servicing and custody expenses	3,758	4,374	4,781
Other operating costs	8,307	8,941	6,454
Total operating expenses	33,513	32,156	35,008
Operating income	1,284	5,283	7,216
Non-operating income (loss)
Non-operating income (loss), net	1,875	664	535
Income before provision for income taxes	3,159	5,947	7,751
Provision for income taxes	242	1,403	478
Net income attributable to the controlling and the noncontrolling interests	2,917	4,544	7,273
Less: net income attributable to the noncontrolling interests	2,356	4,107	6,059
Net income attributable to Manning & Napier, Inc.	$561	$437	$1,214

Net income per share available to Class A common stock
Basic	$0.04	$0.03	$0.08
Diluted	$0.03	$0.03	$0.07
Weighted average shares of Class A common stock outstanding
Basic	14,927,265	14,740,790	14,313,549
Diluted	78,581,169	14,740,790	78,283,583

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018

Net income attributable to Manning & Napier, Inc.	$561	$437	$1,214
Add back: Net income attributable to the noncontrolling interests	2,356	4,107	6,059
Add back: Provision for income taxes	242	1,403	478
Income before provision for income taxes	3,159	5,947	7,751
Adjusted income taxes (Non-GAAP)	916	2,493	2,132
Economic net income (Non-GAAP)	$2,243	$3,454	$5,619

Weighted average shares of Class A common stock outstanding - Basic	14,927,265	14,740,790	14,313,549
Assumed vesting, conversion or exchange of:
Weighted average Manning & Napier Group, LLC units outstanding (noncontrolling interest)	63,349,721	63,349,721	63,918,146
Weighted average unvested restricted stock units and stock awards	1,791,683	970,090	873,536
Weighted average vested stock options	—	—	—
Weighted average adjusted shares (Non-GAAP)	80,068,669	79,060,601	79,105,231

Economic net income per adjusted share (Non-GAAP)	$0.03	$0.04	$0.07

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)
For the three months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2018	$13,792.1	$6,371.5	$20,163.6	$13,532.2	$5,501.9	$1,129.5	$20,163.6
Gross client inflows (1)	316.1	404.6	720.7	302.1	379.3	39.3	720.7
Gross client outflows (1)	(664.9)	(908.0)	(1,572.9)	(1,065.9)	(382.7)	(124.3)	(1,572.9)
Market appreciation/(depreciation) & other (2)	1,223.9	602.5	1,826.4	1,066.3	728.7	31.4	1,826.4
As of March 31, 2019	$14,667.2	$6,470.6	$21,137.8	$13,834.7	$6,227.2	$1,075.9	$21,137.8
Average AUM for period	$14,324.0	$6,343.7	$20,667.7	$13,634.7	$5,927.8	$1,105.2	$20,667.7

As of September 30, 2018	$15,732.5	$7,339.4	$23,071.9	$14,943.8	$6,943.6	$1,184.5	$23,071.9
Gross client inflows (1)	496.9	447.4	944.3	592.8	317.2	34.3	944.3
Gross client outflows (1)	(1,218.9)	(719.7)	(1,938.6)	(1,051.7)	(784.4)	(102.5)	(1,938.6)
Market appreciation/(depreciation) & other (2)	(1,218.4)	(695.6)	(1,914.0)	(952.7)	(974.5)	13.2	(1,914.0)
As of December 31, 2018	$13,792.1	$6,371.5	$20,163.6	$13,532.2	$5,501.9	$1,129.5	$20,163.6
Average AUM for period	$14,641.4	$6,820.2	$21,461.6	$14,169.7	$6,119.1	$1,172.8	$21,461.6

As of December 31, 2017	$16,856.6	$8,256.6	$25,113.2	$15,666.6	$8,120.6	$1,326.0	$25,113.2
Gross client inflows (1)	418.6	481.3	899.9	459.2	355.5	85.2	899.9
Gross client outflows (1)	(1,325.8)	(1,031.0)	(2,356.8)	(1,102.7)	(1,066.5)	(187.6)	(2,356.8)
Acquired/(disposed) assets	—	(251.6)	(251.6)	—	(251.6)	—	(251.6)
Market appreciation/(depreciation) & other (2)	10.7	18.1	28.8	(24.7)	56.2	(2.7)	28.8
As of March 31, 2018	$15,960.1	$7,473.4	$23,433.5	$14,998.4	$7,214.2	$1,220.9	$23,433.5
Average AUM for period	$16,453.9	$7,873.3	$24,327.2	$15,431.9	$7,607.3	$1,288.0	$24,327.2

(1)  Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
(2)  Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of  changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.
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